Exhibit 99.2

Hamptons Luxury Homes Announces that Northway Island Associates Secures Land for a planned Hundred Million Dollar Plus Development Project

Hamptons Luxury Homes is a 10% Shareholder of Northway Island Associates, Inc.

Bridgehampton, NY (date) – Hamptons Luxury Homes (OTCBB:HLXH), a luxury homebuilder of custom estate homes and an integrated construction services company, today announced that Northway Island Associates, in which the company had acquired a 10% ownership interest  two years ago, when its wholly owned subsidiary, DWD Construction Services, Inc., entered into a consulting agreement with Northway, is prepared to commence development of the North Country Entertainment Complex located in upstate New York.

Northway Island Associates, Inc. of Utica, NY, announced last week, it has closed on its purchase of approximately 928 acres of land to develop an entertainment complex in the St. Lawrence area that is expected to attract tourists from both the U.S. and Canada.  The land, located in Brasher and Massena, New York, is slated for use as a motor sports park with retail and entertainment components. In an earlier announcement Northway described the possibility of locating a casino at the complex.  “The acquisition of this property is the first major step in the development of the North Country Entertainment Complex,” said Frank Dalene, president of DWD Construction Services and Vice President/Chief Financial Officer of Hamptons Luxury Homes.

“We believe this project has tremendous potential to completely revitalize an economically stagnant area,” said Roy Dalene, president and CEO of Hamptons Luxury Homes.  “In addition to providing great benefit to the community, which has been hard hit by the closings of manufacturing plants as well as the downsizing of former large employers in the area, it may also contribute to Hamptons Luxury Homes’ revenue and earnings in future years as a result of our 10% ownership interest.”

During the past two years, Hamptons’ wholly-owned subsidiary, DWD Construction Services, Inc. provided consulting services to Northway Island Associates concerning management, marketing, financial planning, strategic planning, corporate organization and structure, financing, expansion of services, and business opportunities and reviewed and advised Northway regarding its overall progress, needs and condition.  This included providing advice regarding recruitment and employment of executives; identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business opportunities and corporate financing.  In return, DWD Construction was compensated with a 10% ownership in Northway Island Associates.  “We believed that once this project got started it could have the potential to eventually generate benefits to Hamptons Luxury Homes,” said Dalene.  “And we remain committed to continue our consulting services in order to see this project through its next phase and beyond.”

Northway Island Associates recently announced that it plans to begin Phase I engineering activity for the multimillion dollar project as it enters the permitting process required prior to the design and construction of the planned facilities.

About Hamptons Luxury Homes

Hamptons Luxury Homes (www.hlxhomes.com) is a construction services company that builds and maintains custom homes, luxury vacation homes and ultra-luxury estate homes with operations in Bridgehampton, New York.  Hamptons Luxury Homes’ wholly-owned subsidiary, Telemark Inc. is a nationally recognized and award winning ultra-luxury homebuilder.  Telemark was awarded “Custom Builder of the Year” by Custom Builder Magazine in 1998.  The Company maintains an industry leading reputation for construction of luxury vacation homes from foundation to completion, with values ranging up to $50 million.  Hamptons Luxury Homes combines the most innovative methods of ultra-high quality materials with superb old-world craftsmanship to create the ultimate in luxury homes with outstanding aesthetic appeal.  Already a recognized and well-established entity in the exclusive environs of the Hamptons, New York (through its Telemark subsidiary), it plans to expand into similar luxury markets in the United States.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3B-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules.  All statements, other than statements of fact, included in this release, including without limitation, statements regarding the potential future plans and objectives of the Corporation, are forward-looking statements that involve risks and uncertainties.  There can be no assurance that such statement will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Contact:

Beverly Jedynak

Martin E. Janis & Company, Inc.

312-943-1100 ext. 12

bjedynak@janispr.com

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